Exhibit 10.54

SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

This SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “Second Amendment”) is executed as of July 2, 2010 (the “Amendment Effective Date”), by and between 300 LASALLE LLC, a Delaware limited liability company (“Seller”), and KBSII 300 NORTH LASALLE, LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and KBS Capital Advisors LLC, a Delaware limited liability company (“KBS”), entered into that certain Agreement of Sale and Purchase dated as of June 10, 2010 for the sale of certain real property commonly known as 300 North LaSalle and located in Chicago, Illinois, as amended by that certain First Amendment to Agreement of Sale and Purchase dated as of July 1, 2010, and as assigned by KBS to Purchaser pursuant to that certain Assignment and Assumption of Purchase Agreement dated as of July 1, 2010 between KBS and Purchaser (as amended and assigned, the “Agreement”); and

WHEREAS, Seller and Purchaser now desire to modify certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.     Defined Terms.    All capitalized terms used herein and not defined shall have the meaning set forth in the Agreement.

2.     Approved Hines Lease.    Pursuant to Section 5.9 of the Agreement, Seller and Purchaser have agreed to the Hines Lease Form. Consequently, attached hereto as Exhibit Q is the form of the Approved Hines Lease.

3.     Indemnity.    Pursuant to Section 10.8(d) of the Agreement, Seller and Purchaser have agreed to the form of the Indemnity. Consequently, attached hereto as Exhibit R is the approved form of the Indemnity.

4.     Exhibit C.    Exhibit C to the Agreement is deleted in its entirety and the Exhibit C attached to this Second Amendment is substituted therefor as if originally attached to the Agreement as Exhibit C.

5.	Tenant Leases.

(a)    Exhibit F to the Agreement is deleted in its entirety and the Exhibit F attached to this Second Amendment is substituted therefor as if originally attached to the Agreement as Exhibit F.

(b)    Purchaser acknowledges that Seller has entered into a lease agreement with Vestian Group, Inc. dated June 23, 2010 (the “Vestian Lease”) pursuant to Section 7.1(e) of the Agreement, which lease has been approved by Purchaser. Pursuant to the Agreement,

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Purchaser is responsible for the Leasing Costs with respect to the Vestian Lease which are disclosed in the Lease or otherwise listed on Exhibit S attached hereto. The Vestian Lease will be added to Exhibit F prior to Closing pursuant to Section 8.1 of the Agreement.

(c)    It is acknowledged that the two Tenant Leases with HILP (one being for “Retail/Conference Center” dated 2-27-09, and one being for “Office” dated 1-30-09) listed on Exhibit F hereto shall be assigned to Purchaser as part of the Tenant Leases being assigned at Closing, and that such Tenant Leases with HILP (the “Hines Existing Tenant Leases”) each expressly provides for a certain termination thereof upon termination of the management arrangement between the owner of the Property and HILP (such termination rights being in Section 31 of the aforesdecribed “Office” Hines Existing Tenant Lease, and in Section 32 of the aforedescribed “Retail/Conference Center” Hines Existing Tenant Lease). At Closing, Purchaser and HILP shall enter into amendments to each of the aforedescribed Hines Existing Tenant Leases, in form and substance reasonably satisfactory to Seller and HILP, solely for the purpose of modifying the management agreement reference in the aforedescribed sections of each such Hines Existing Tenant Lease, to refer specifically to the Real Estate Property Management Agreement being entered into pursuant to Section 5.7 of the Agreement, in lieu of any prior management agreement in place at the Property (and Seller shall cause HILP to so enter into such amendments to the Hines Existing Tenant Leases at Closing).

6.     Estoppel Certificates.

(a)    Purchaser hereby approves for all purposes of the Agreement (including, without limitation, Section 7.2) the estoppel certificates executed and delivered to Purchaser on or prior to the Amendment Effective Date by the Tenants listed on Schedule 1 attached hereto.

(b)    Seller and Purchaser agree that it is a condition to Closing that Seller obtain and deliver to Purchaser from (x) Quarles & Brady LLP an executed estoppel certificate, with no material modifications from the estoppel certificate form attached hereto as Exhibit D-5 and (y) The Boston Consulting Group, Inc. an executed estoppel certificate, with no material modifications from the estoppel certificate form attached hereto as Exhibit D-6; provided, however, with respect to either or both such estoppel certificate (i) the deletion of paragraph 8 of such estoppel certificate (regarding renewal, expansion and termination options), or the modification thereof to the extent not inconsistent with the applicable Tenant Lease, will not be deemed a material modification which would cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable estoppel certificate under this Paragraph 6(b); and (ii) if Purchaser does not furnish written notice to Seller of any specific objections to such estoppel certificate modified by such Tenant (whether in draft form or executed by the Tenant) and submitted to Purchaser within three (3) Business Days of receipt, such revised form of estoppel certificate shall be deemed approved by Purchaser subject to the receipt by Purchaser of the final executed estoppel certificate in such deemed approved form. For purposes of this Paragraph 6(b), the following, if made to either of the forms of estoppel certificates attached hereto as Exhibit D-5 or Exhibit D-6, shall be deemed to be a material modification of such estoppel certificate: (A) the disclosure by such Tenant of a default by Landlord under such Tenant Lease; (B) the disclosure of additional amounts due to such Tenant in paragraph 6 of such estoppel certificate for which Seller does not agree to provide a credit against the Purchase Price to Purchaser at Closing; (C) a modification to the rent amounts due under such Tenant Lease as

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set forth in paragraph 3 of such estoppel certificate; or (D) a modification to the termination date of such Tenant Lease as set forth in paragraph 2 of such estoppel certificate. Notwithstanding anything contained herein or in the Agreement to the contrary, in no event shall Seller’s failure to obtain such estoppel certificates in accordance with the provisions of this Paragraph 6(b) constitute a default by Seller under the Agreement, as amended hereby.

7.     Guaranty for Approved Hines Lease.

(a)     Section 5.9 of the Agreement is hereby amended by adding the following to the end thereof:

“Seller shall cause HILP to execute on the Closing Date a guaranty to the Approved Hines Lease in the form attached as Exhibit F to the Approved Hines Lease (the “Hines Lease Guaranty”).”

(b)     Section 10.3(m) of the Agreement is hereby deleted in its entirety and the following substituted therefor:

“(m)     A counterpart of the Approved Hines Lease duly executed by Seller and the Hines Lease Guaranty duly executed by HILP;”

8.     No Restricted Tenants.

(a)     Section 8.1 of the Agreement is hereby amended by adding the following subsection (i) at the end thereof:

“(i)     No Restricted Tenants.     Landlord did not enter into a Tenant Lease with respect to the Improvements with a Restricted Tenant during the Restrictions Period as each such term is defined in that certain Agreement to Terminate Option Agreement Rights dated May 2, 2005 by and between Prime Group Realty, L.P., a Delaware limited partnership (“Prime Group”), and HILP, as amended. Notwithstanding the foregoing, Seller shall have no liability under this Section 8.1(i) to the extent that the subject matter of the representation set forth in this Section 8.1(i) is acknowledged in writing by Prime Group (the “Prime Group Release”).”

(b)     Seller shall use commercially reasonable efforts (which efforts shall not include the expenditure by Seller of any monies and shall not require Seller to incur any additional liabilities or obligations) to obtain the Prime Group Release from Prime Group on or prior to Closing. Notwithstanding anything contained herein or in the Agreement to the contrary, in no event shall (i) the obtaining of the Prime Group Release be deemed a condition to Closing, and (ii) Seller’s failure to obtain the Prime Group Release constitute a default by Seller under the Agreement, as amended hereby.

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9.     McKinney Brokerage Agreement.     Section 10.4(f) of the Agreement is hereby amended to include the following sentences at the end thereof:

“Seller is responsible for all leasing commissions payable by HILP to J.F. McKinney & Associates, Ltd., an Illinois corporation (“McKinney”), pursuant to that certain Leasing and Brokerage Agreement dated October 1, 2007 between HILP and McKinney, with respect to any Tenant Lease entered into by Seller with respect to the Improvements. Neither HILP nor Seller has entered into any other written agreement with McKinney with respect to the Improvements.”

10.     City of Chicago Transfer Taxes.     Section 10.6 of the Agreement is hereby amended as follows:

(a)     Section 10.6(a)(viii) is hereby deleted in its entirety and the following substituted therefor:

“(viii) that portion of the City of Chicago transfer tax which is payable by the “purchaser” of real property pursuant to the City of Chicago transfer tax ordinance in effect as of the date hereof (the “Transfer Tax Ordinance”), which portion Seller and Purchaser agree is equal to $3.75 per each $500 of the Purchase Price.”

(b)     The following subsection (v) is hereby added to Section 10.6(b):

“(v) that portion of the City of Chicago transfer tax which is payable by the “seller” of real property pursuant to the Transfer Tax Ordinance in effect as of the date hereof, which portion Seller and Purchaser agree is equal to $1.50 per each $500 of the Purchase Price.”

(c)     If an amendment to the Transfer Tax Ordinance effective on or prior to Closing increases the amount payable thereunder, Seller and Purchaser agree that any amount payable at Closing in excess of the amounts to be paid by Seller and Purchaser as set forth in Paragraph 10(a) and (b) above shall be paid by Seller and Purchaser pro rata (based on the ratio such taxes are payable in Paragraph 10(a) and (b) above) unless the Transfer Tax Ordinance otherwise allocates such increase, in which event such increase shall be allocated in accordance with the Transfer Tax Ordinance.

11.     Co-Insurance and Reinsurance.     The parties acknowledge and agree that Purchaser and Seller shall have the right to procure “co-insurance” and “reinsurance” with respect to the Title Policy to be issued at Closing in such reasonable amounts (which may take into account the requirements of Purchaser’s lender), and from such title companies, as Purchaser shall select in reasonable cooperation with Seller and the Title Company, and Seller shall deliver to any title company issuing “co-insurance” all documents that Seller has agreed to deliver to the Title Company under the Agreement in order to issue the Title Policy; provided, however, the right to procure such “co-insurance” and “reinsurance” is subject to the obtainment of such “co-insurance” and “reinsurance” satisfying the following conditions: (i) no delay in the Closing, (ii) no increase in the amount payable by Seller for the Title Policy, (iii) no requirement that Seller

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provide any documents that Seller is not obligated to provide under the Agreement, and (iv) no alteration or amendment to the provisions of Article VI of the Agreement and/or the approvals and elections and deemed approvals and elections which have been granted, obtained or made pursuant to such Article VI prior to the Amendment Effective Date.

12.     Exhibit J.     Exhibit J to the Agreement is deleted in its entirety and the Exhibit J attached to this Second Amendment is substituted therefor as if originally attached to the Agreement as Exhibit J.

13.     Exhibit K.     Exhibit K to the Agreement is deleted in its entirety and the Exhibit K attached to this Second Amendment is substituted therefor as if originally attached to the Agreement as Exhibit K.

14.     Exhibit L.     Exhibit L to the Agreement is deleted in its entirety and the Exhibit L attached to this Second Amendment is substituted therefor as if originally attached to the Agreement as Exhibit L.

15.     Counterparts.     This Second Amendment may be executed in multiple counterparts, each of which, when assembled to include an original or faxed signature for each party contemplated to sign this Second Amendment, will constitute a complete and fully executed agreement. All such fully executed original or faxed counterparts will collectively constitute a single agreement.

16.     Full Force and Effect.     Except as modified hereby, the Agreement shall remain in full effect and this Second Amendment shall be binding upon Seller and Purchaser and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Second Amendment and the terms of the Agreement, this Second Amendment shall prevail. All references in the Agreement to “this Agreement” shall hereafter refer to the Agreement as amended hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW.]

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Executed on the day and year set forth above.

SELLER:

300 LASALLE LLC,

a Delaware limited liability company

By:	300 LaSalle Holdings LLC,
a Delaware limited liability company, its sole member

By:	Hines 300 LaSalle Associates LP,
a Texas limited partnership, its managing member

By:	Hines 300 LaSalle GP LLC,
a Delaware limited liability company, its general partner

By:	Hines Interests Limited Partnership,
a Delaware limited partnership, its sole member

By:	Hines Holdings, Inc.,
a Texas corporation, its general partner

By:	/s/ C. Kevin Shannahan
C. Kevin Shannahan Executive Vice President

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PURCHASER:

KBSII 300 NORTH LASALLE, LLC,

a Delaware limited liability company

By:	KBSII REIT ACQUISITION XIV, LLC,
a Delaware limited liability company, its sole member

By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

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